Exhibit 23.3

February 27, 2020
Occidental Petroleum Corporation
5 Greenway Plaza, Suite 110
Houston, TX 77046

CONSENT OF INDEPENDENT PETROELUM ENGINEERS
To the Board of Directors
Occidental Petroleum Corporation:
We hereby consent to the (i) inclusion in the Occidental Petroleum Corporation (“Occidental”) Form 10-K for the year ended December 31, 2019 (“Form 10-K”), and the incorporation by reference in Occidental’s registration statements (Nos. 333-55404, 333-83124, 333-142705, 333-203801, 333-207413, 333-224691, 333-232928 and 333-235445) (the “Registration Statements”), including any amendments thereto, of references to our firm and to our Procedures and Methods Review Letter dated February 27, 2020, relating to our review of the methods and procedures used by Occidental for estimating certain of its oil and gas proved reserves (our “Letter”), (ii) filing of our Letter with the U.S. Securities and Exchange Commission as Exhibit 99.2 to the Form 10-K and (iii) incorporation by reference of our Letter in the Registration Statements.
Miller and Lents, Ltd. has no financial interest in Occidental or in any of its affiliated companies or subsidiaries and is not to receive any such interest as payment for such letter. Miller and Lents, Ltd. also has no director, officer, or employee employed or otherwise connected with Occidental. We are not employed by Occidental on a contingent basis.

/s/ Miller and Lents, Ltd.

Texas Registered Engineering Firm No. F-1442